Exhibit 99.1

Primoris Services Corporation Reports Second Quarter 2021 Results

Dallas, TX – Aug. 3, 2021– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2021 and updated the Company’s outlook.

For the second quarter 2021, Primoris reported the following highlights:

●	Revenue of $881.6 million
o	Utility Segment revenue up 25 percent
o	Energy/Renewables Segment revenue up 20 percent
●	Net income attributable to Primoris of $36.3 million
●	Fully diluted earnings per share of $0.67
●	Backlog of $2.9 billion as of June 30, 2021

2021 Year-to-date highlights:

●	Record revenue of $1.7 billion
●	Record Master Service Agreements (“MSA”) Backlog of $1.5 billion, 52 percent of total backlog
●	Fully diluted earnings per share of $0.81

“Our outstanding revenue performance in the utility and energy/renewables markets demonstrates that our investment in these areas over the past several years is already paying off,” said Tom McCormick, President and Chief Executive Officer of Primoris. “Our record year-to-date revenue of $1.7 billion is up more than $48 million compared to where we were last year, despite the winter storm that hit Texas in the first quarter and historically wet weather conditions in the second quarter that pushed some of our revenue further out in the year. Our strategic focus on master service agreements is also showing results; 52 percent of our current backlog is MSA based work, a record level.”

Summarizing the segment results for the quarter, McCormick noted: “Our strong project execution continued to reap benefits throughout the second quarter. Our Utility Segment led the revenue growth with a 25 percent increase compared to the same period in 2020, primarily due to the Future Infrastructure acquisition and increased activity with a significant customer in California. Solar projects continued to drive our Energy/Renewables Segment revenue during the quarter. This segment increased revenue by 20 percent and gross profit by 84 percent compared to the same period of 2020. As expected, our Pipeline Services Segment revenue declined, although our gross profit increased 15 percent and our gross profit, as a percentage of revenue, increased to 26 percent.”

2021 Second Quarter Results

Revenue was $881.6 million for the three months ended June 30, 2021, a decrease of $26.6 million, or 3 percent, compared to the same period in 2020. The decrease was primarily due to lower revenue in the Pipeline segment, partially offset by growth in the Energy/Renewables and Utilities segments, including $72.7 million from the acquisition of Future Infrastructure Holdings, LLC (“FIH”). Gross profit was $113.0 million for the three months ended June 30, 2021, an increase of $12.1 million, or 12 percent, compared to the same period in 2020. The increase was primarily due to the acquisition of FIH ($10.7 million) and an increase in margins from legacy operations, partially offset by a decrease in revenue from the Company’s legacy operations. Gross profit as a percentage of revenue increased to 13 percent for the three months ended June 30, 2021, compared to 11 percent for the same period in 2020.

Beginning with the first quarter of 2021, the Company consolidated and reorganized its operating segments. The three segments are: Utilities, Energy/Renewables and Pipeline Services. Revenue and gross profit for the segments for the three and six months ended June 30, 2021 and 2020 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$425,421	48.3%	$340,123	37.4%
Energy/Renewables	335,010	38.0%	278,534	30.7%
Pipeline	121,179	13.7%	289,559	31.9%
Total	$881,610	100.0%	$908,216	100.0%

	For the six months ended June 30,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$760,433	44.7%	$590,077	35.7%
Energy/Renewables	687,874	40.5%	580,300	35.1%
Pipeline	251,632	14.8%	481,082	29.2%
Total	$1,699,939	100.0%	$1,651,459	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$48,849	11.5%	$55,837	16.4%
Energy/Renewables	33,232	9.9%	18,100	6.5%
Pipeline	30,945	25.5%	27,030	9.3%
Total	$113,026	12.8%	$100,967	11.1%

	For the six months ended June 30,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$70,565	9.3%	$62,151	10.5%
Energy/Renewables	75,904	11.0%	43,104	7.4%
Pipeline	46,738	18.6%	43,522	9.0%
Total	$193,207	11.4%	$148,777	9.0%

Utilities Segment (“Utilities”): Revenue increased by $85.3 million, or 25 percent, for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to the FIH acquisition ($72.7 million) and increased activity with a significant utility customer in California. These amounts were partially offset by decreased activity with a utility customer in the Midwest as well as the impact of customer material delays. Gross profit for the three months ended June 30, 2021 decreased by $7.0 million, or 13 percent, compared to the same period in 2020, primarily due to lower margins from the Company’s legacy operations, partially offset by the incremental impact of the FIH acquisition ($10.7 million). Gross profit as a percentage of revenue decreased to 12 percent during the three months ended June 30, 2021, compared to 16 percent in the same period in 2020, primarily due to unfavorable weather conditions and customer material delays experienced in 2021, as well as strong performance and favorable margins realized on projects in the Southeast in 2020.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $56.5 million, or 20 percent, for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to increased renewable energy activity ($69.8 million), partially offset by the substantial completion of an industrial project in Texas in the first half of 2020. Gross profit for the three months ended June 30, 2021, increased by $15.1 million, or 84 percent, compared to the same period in 2020, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 10 percent during the three months ended June 30, 2021, compared to 7 percent in the same period in 2020, primarily due to higher costs associated with a liquified natural gas plant project in the northeast in 2020.

Pipeline Services (“Pipeline”): Revenue decreased by $168.4 million, or 58 percent, for the three months ended June 30, 2021, compared to the same period in 2020. The decrease is primarily due to the substantial completion of pipeline projects in 2020 ($188.6 million), partially offset by progress on a pipeline project in Texas that began in the second half of 2020. Gross profit for the three months ended June 30, 2021 increased by $3.9 million, or 15 percent, compared to the same period in 2020, primarily due to higher margins, partially offset by lower revenue. Gross profit as a percentage of revenue increased to 26 percent during the three months ended June 30, 2021, compared to 9 percent in the same period in 2020, primarily due to the favorable impact from the closeout of multiple pipeline projects in 2021.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $57.7 million during the three months ended June 30, 2021, an increase of $6.3 million, or 12 percent compared to 2020, primarily due to $7.6 million of incremental expense from the FIH acquisition during the period. SG&A expense as a percentage of revenue increased to 6.6 percent compared to 5.7 percent for the corresponding period in 2020, primarily due to increased expense as the Company integrates FIH into its operations.

Transaction and related costs were $0.5 million for the three months ended June 30, 2021, consisting primarily of professional fees paid to advisors associated with the FIH integration. No transaction and related costs were incurred for the three months ended June 30, 2020.

Interest expense for the three months ended June 30, 2021, increased compared to the same period in 2020 primarily due to higher average debt balances from the borrowings incurred related to the FIH acquisition, partially offset by a favorable impact from the change in the fair value of the interest rate swap. During the three months ended June 30, 2021, the Company had a $1.0 million unrealized gain on the change in the fair value of the Company’s interest rate swap agreement, compared to a $0.1 million unrealized gain in 2020.

The Company recorded income tax expense for the three months ended June 30, 2021 of $13.6 million compared to expense of $13.5 million for the three months ended June 30, 2020. The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 27.3 percent for the three months ended June 30, 2021. The effective tax rate on income attributable to Primoris (excluding noncontrolling interest) is expected to be 27.5 percent for 2021. The 2021 rate differs from the U.S. federal statutory rate of 21.0 percent primarily due to state income taxes and nondeductible components of per diem expenses.

Outlook

Balancing the ongoing uncertainty surrounding the COVID-19 pandemic with the expected growth in operations, Primoris estimates that for the year ending December 31, 2021, net income attributable to Primoris will be between $2.30 and $2.50 per fully diluted share. The per share range takes into count the dilution from the additional shares issued under the Company’s secondary offering during the first quarter of 2021. The Company is targeting SG&A expense as a percentage of revenue in the low-to-mid six percent range for full year 2021. Primoris expects its SG&A range will decrease in 2022 upon completion of its integration of FIH. The Company estimates capital expenditures for the remainder of 2021 in the range of $20 to $40 million. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 12 to 14 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline Services in the range of 9 to 13 percent.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

	Backlog at June 30, 2021 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$61	$1,343	$1,404
Energy/Renewables	1,089	116	1,205
Pipeline	226	35	261
Total	$1,376	$1,494	$2,870

At June 30, 2021, Fixed Backlog was $1.4 billion and MSA Backlog was $1.5 billion. Total Backlog at the end of the second quarter 2021 was $2.9 billion. MSA Backlog represents estimated MSA revenue for the next four quarters. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 86 percent of the total backlog at June 30, 2021, comprised of backlog of approximately: 100 percent of Utilities; 73 percent of Energy/Renewables; and 73 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenues from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog. At any time, any project may be cancelled at the convenience of customers.

Liquidity and Capital Resources

At June 30, 2021, the Company had $178.0 million of unrestricted cash and cash equivalents. The Company had no outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $48.9 million and the available borrowing capacity was $151.1 million.

Dividend

The Company also announced that on August 3, 2021, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 30, 2021, payable on October 15, 2021.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on August 4, 2021, at 11 a.m. U.S. Central Time (12 p.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-833-476-0954, or internationally at 1-236-714-2611 (access code: 9899723) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-585-8367, or internationally at 1-416-621-4642 (access code: 9899723), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

About Primoris

Founded in 1960, Primoris Services Corporation is one of the leading providers of specialty contracting services operating throughout the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, and engineering services to a diversified base of blue-chip customers. For additional information, please visit www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services, including changes to renewable portfolio standards and demand for renewable energy projects; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; national and/or global requirements related to climate change and the impact of greenhouse gas emissions; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$881,610	$908,216	$1,699,939	$1,651,459
Cost of revenue	768,584	807,249	1,506,732	1,502,682
Gross profit	113,026	100,967	193,207	148,777
Selling, general and administrative expenses	57,747	51,422	111,179	95,810
Transaction and related costs	480	—	14,376	—
Operating income	54,799	49,545	67,652	52,967
Other income (expense):
Foreign exchange loss, net	(466)	(200)	(443)	(64)
Other income, net	379	706	374	718
Interest income	5	64	90	345
Interest expense	(4,825)	(3,690)	(9,546)	(12,802)
Income before provision for income taxes	49,892	46,425	58,127	41,164
Provision for income taxes	(13,597)	(13,463)	(15,984)	(11,936)
Net income	36,295	32,962	42,143	29,228

Net income attributable to noncontrolling interests	(5)	(3)	(3)	(6)

Net income attributable to Primoris	$36,290	$32,959	$42,140	$29,222

Dividends per common share	$0.06	$0.06	$0.12	$0.12

Earnings per share:
Basic	$0.68	$0.68	$0.82	$0.60
Diluted	$0.67	$0.68	$0.81	$0.60

Weighted average common shares outstanding:
Basic	53,729	48,270	51,634	48,429
Diluted	54,285	48,668	52,137	48,782

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$177,979	$326,744
Accounts receivable, net	479,013	432,455
Contract assets	386,702	325,849
Prepaid expenses and other current assets	50,719	30,218
Total current assets	1,094,413	1,115,266
Property and equipment, net	432,200	356,194
Operating lease assets	189,411	207,320
Deferred tax assets	1,971	1,909
Intangible assets, net	176,810	61,012
Goodwill	582,106	215,103
Other long-term assets	16,896	12,776
Total assets	$2,493,807	$1,969,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$265,633	$245,906
Contract liabilities	213,479	267,227
Accrued liabilities	213,942	200,673
Dividends payable	3,224	2,887
Current portion of long-term debt	62,397	47,722
Total current liabilities	758,675	764,415
Long-term debt, net of current portion	592,402	268,835
Noncurrent operating lease liabilities, net of current portion	123,638	137,913
Deferred tax liabilities	13,547	13,548
Other long-term liabilities	69,055	70,077
Total liabilities	1,557,317	1,254,788
Commitments and contingencies
Stockholders’ equity
Common stock	6	5
Additional paid-in capital	274,008	89,098
Retained earnings	660,385	624,694
Accumulated other comprehensive income	2,051	958
Noncontrolling interest	40	37
Total stockholders’ equity	936,490	714,792
Total liabilities and stockholders’ equity	$2,493,807	$1,969,580

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income	$42,143	$29,228
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	51,702	41,893
Stock-based compensation expense	7,485	1,202
Gain on sale of property and equipment	(7,110)	(7,332)
Unrealized (gain) loss on interest rate swap	(2,255)	4,907
Other non-cash items	566	161
Changes in assets and liabilities:
Accounts receivable	11,357	(65,860)
Contract assets	(27,733)	(32,765)
Other current assets	(20,018)	(3,268)
Other long-term assets	(181)	223
Accounts payable	6,900	21,897
Contract liabilities	(56,688)	30,784
Operating lease assets and liabilities, net	(1,831)	(551)
Accrued liabilities	6,266	22,125
Other long-term liabilities	(5,010)	18,007
Net cash provided by operating activities	5,593	60,651
Cash flows from investing activities:
Purchase of property and equipment	(62,755)	(21,703)
Proceeds from sale of property and equipment	10,534	12,086
Cash paid for acquisitions, net of cash acquired	(606,974)	—
Net cash used in investing activities	(659,195)	(9,617)
Cash flows from financing activities:
Borrowings under revolving line of credit	100,000	—
Payments on revolving line of credit	(100,000)	—
Proceeds from issuance of long-term debt	421,000	33,873
Repayment of long-term debt	(79,515)	(32,469)
Proceeds from issuance of common stock	178,712	578
Debt issuance costs	(4,876)	—
Repurchase of common stock	—	(8,343)
Dividends paid	(6,110)	(5,814)
Other	(4,959)	(3,091)
Net cash provided by (used in) financing activities	504,252	(15,266)
Effect of exchange rate changes on cash and cash equivalents	585	(384)
Net change in cash and cash equivalents	(148,765)	35,384
Cash and cash equivalents at beginning of the period	326,744	120,286
Cash and cash equivalents at end of the period	$177,979	$155,670